Exhibit 99.1

Date: January 20, 2010

Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY NATURAL GAS TO IMPLEMENT $37.5 MILLION BILL CREDIT; EXTENSION OF CONSERVATION INCENTIVE PROGRAM APPROVED

WALL, N.J. – New Jersey Natural Gas (NJNG) today notified the New Jersey Board of Public Utilities (BPU) that it will implement a bill credit totaling $37.5 million for residential and small commercial sales customers. The credit will be in effect for natural gas usage between February 1, 2010 and March 31, 2010, and is expected to save the average customer approximately 20 percent over the two-month period.

Additionally, the company received approval from the BPU for an extension of its Conservation Incentive Program (CIP), which enables the utility to more actively encourage customer conservation and energy-efficiency improvements while stabilizing its cost recovery that might otherwise be impacted by changes in usage patterns. The CIP will now be in place through September 30, 2013.

“The rate credits announced today as well as the extension of our Conservation Incentive Program are two examples of the steps we are taking to help our customers during these challenging economic times,” said Laurence M. Downes, chairman and CEO of NJNG. “We are able to provide financial relief during the months when customers’ bills can be at their highest and continue to offer energy-saving information and programs that benefit our customers, company and state.”

The CIP, initially approved as a three-year pilot program in October 2006, modified the utility’s rate structure with the implementation of a rate mechanism that recovers variations related to customer usage. It linked any additional rate impact to offsetting natural gas supply cost savings and was subject to a financial earnings test, both ensuring protection for customers.

Since its inception, the CIP has helped customers reduce their natural gas usage by nearly 104 million therms, saving them a total of $135 million and preventing the release of over 1.25 billion pounds of greenhouse gas emissions. These conservation efforts save customers money and help the state to achieve its environmental goals without hindering NJNG’s ability to provide safe, reliable service.

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NEW JERSEY NATURAL GAS TO IMPLEMENT $37.5 MILLION BILL CREDIT; EXTENSION OF CONSERVATION INCENTIVE PROGRAM APPROVED

The notification of the bill credit comes as a result of recent lower wholesale natural gas prices. The credit will save customers approximately 27 cents per therm and will be based on each customer’s usage during the two months it is in effect. A typical residential customer using 325 therms over the 2-month period will receive credits in their February and March bills totaling savings of approximately $89, or 20 percent. This is in addition to the more than $35 million in refunds NJNG previously provided, as well as a reduction of approximately 19 percent to customers’ bills, mostly related to the Basic Gas Supply Service (BGSS) charge since last September.

The natural gas commodity market remains volatile with wholesale prices experiencing significant swings in short periods of time. NJNG will continue to monitor natural gas market conditions and assess whether or not additional rate relief, through an immediate bill credit, may be applicable at a later date.

NJNG is also encouraging customers to take advantage of limited-time incentives through its SAVEGREEN Project™. The program, which complements existing offers available through New Jersey’s Clean Energy Program, provides up to $3,800 in rebates and special incentives through the installation of high-efficiency heating equipment. More information is available at www.savegreenproject.com.

New Jersey Natural Gas is the principal subsidiary of New Jersey Resources, a Fortune 1000 company, that provides reliable energy and natural gas services including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njng.com.

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